Exhibit 23.2

KPMG LLP Suite 4000 150 John F. Kennedy Parkway Short Hills, NJ 07078-2702

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 13, 2025, with respect to the consolidated financial statements of Zoetis Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey

August 5, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with

KPMG International Limited, a private English company limited by guarantee.